UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2016
Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
On December 12, 2016, Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LBT Acquisition, Inc., a Delaware corporation (“Parent”) and wholly-owned subsidiary of H.I.G. Capital, L.L.C. (“H.I.G Capital”), and LBT Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Lionbridge (the “Merger”), with Lionbridge surviving as a wholly-owned subsidiary of Parent. The Merger Agreement was unanimously approved by the members of the board of directors of Lionbridge (the “Board”) voting on the matter and by a special committee of the Board (the “Special Committee”), and the Board, upon the recommendation of the Special Committee, resolved to recommend approval of the Merger Agreement to Lionbridge’s stockholders (the “Board Recommendation”).

Subject to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Lionbridge common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Acquiring Parties and shares held by Lionbridge, and certain of their affiliates, and shares held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $5.75 in cash, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, each Lionbridge stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time will be automatically converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Lionbridge stock option and (ii) the total number of shares of Lionbridge common stock otherwise issuable upon exercise of such Lionbridge stock option immediately prior to the Effective Time.  Immediately prior to the Effective Time, each outstanding Lionbridge restricted stock unit award shall become fully vested and shall be canceled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (i) the Merger Consideration and (ii) the maximum number of shares of Lionbridge common stock subject to such Lionbridge restricted stock unit award. Immediately prior to the Effective Time, each outstanding share of Lionbridge restricted stock shall become fully vested and the restrictions with respect thereto shall lapse, and such shares shall be treated in the Merger in the same manner as the other shares of Lionbridge common stock (less any applicable tax withholdings).

The Merger Agreement contains customary representations, warranties and covenants of Lionbridge and the Acquiring Parties, including, among others, covenants by Lionbridge to conduct its business in the ordinary course during the period between execution of the Merger Agreement and consummation of the Merger (the “Closing”) and prohibiting Lionbridge from engaging in certain kinds of activities during such period without the consent of the Acquiring Parties.  The Merger Agreement also contains customary termination provisions for both Lionbridge and Parent, as discussed in more detail below.

The Merger is conditioned upon, among other things, the approval of the Merger Agreement by the affirmative vote of holders of at least a majority of all outstanding shares of common stock of Lionbridge (the “Stockholder Approval”) at a meeting of Lionbridge’s stockholders held for such purpose (the “Stockholder Meeting”), the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other customary closing conditions.  The Closing is not subject to a financing condition.

The Merger Agreement contains a “go shop” provision that, in general, allows Lionbridge to solicit, initiate, facilitate and encourage, and engage in discussions or negotiations with respect to, an alternative transaction for a 45-day period ending on January 26, 2017 (the “Go-Shop Period”). During the Go-Shop Period, Lionbridge is permitted to terminate the Merger Agreement to accept an alternative transaction that the Board determines would be more favorable to Lionbridge’s stockholders than the Merger (a “Superior Proposal”), subject to the payment of a termination fee of (i) $5.3 million if the other party to such Superior Proposal did not participate in Lionbridge’s most recent review of strategic alternatives and (ii) $10.7 million if the other party to such Superior Proposal did participate in Lionbridge’s most recent review of strategic alternatives.

Following the expiration of the Go-Shop Period, Lionbridge will be subject to a customary “no-shop” provision whereby, subject to certain exceptions, it will be prohibited from (i) entering into discussions concerning, or providing confidential information in connection with, any alternative transaction and (ii) withholding, withdrawing, amending or modifying in a manner adverse to the Acquiring Parties the Board Recommendation.  The “no shop” provision is subject to a customary and so called “fiduciary out” provision that allows Lionbridge, under certain circumstances and in compliance with certain obligations, to provide non-public information and engage in discussions and negotiations with respect to an acquisition proposal that could reasonably be expected to lead to a Superior Proposal and, after the expiration of the Go-Shop Period until Stockholder

Approval, to accept a Superior Proposal and terminate the Merger Agreement, subject to the payment of a termination fee of $10.7 million.

Lionbridge is also required to pay the $10.7 million termination fee (i) if Parent terminates because the Board withdraws or otherwise acts in a manner adverse to the Board Recommendation or (ii) upon consummation of a superior proposal for at least 50% of the assets or voting equity of Lionbridge that is accepted by Lionbridge within 12 months after termination, if the Merger Agreement is terminated by Lionbridge or Parent because Lionbridge fails to obtain Stockholder Approval or by Parent for certain uncured breaches by Lionbridge, and an acquisition proposal was made and not withdrawn prior to the Stockholder Meeting. In no event would Lionbridge be required to pay a termination fee on more than one occasion.

The Merger Agreement provides that Parent shall pay Lionbridge a $21.4 million termination fee (the “Buyer Termination Fee”) if Lionbridge terminates the Merger Agreement due to certain uncured and intentional breaches by the Acquiring Parties or if the Debt Financing described below is unavailable and all other conditions to Closing are satisfied or waived (other than those conditions that would be and are capable of being satisfied at Closing).
Financing Commitments
Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses of the Acquiring Parties and to refinance certain indebtedness of Lionbridge. H.I.G. Middle Market LBO Fund II, L.P. (“H.I.G.”) has committed, pursuant to an equity commitment letter dated as of December 12, 2016 (the “Equity Commitment Letter”), to capitalize Parent, at or prior to the Effective Time, with an aggregate equity contribution in an amount of approximately $172.0 million, on the terms and subject to the conditions set forth in the Equity Commitment Letter. Concurrently with the execution of the Merger Agreement, Rory J. Cowan and a family trust entered into letter agreements pursuant to which they will, in the aggregate, contribute immediately prior to the Effective Time a portion of their shares of Lionbridge common stock, which shares represent, as of the date hereof, approximately 16.0% of the total number of shares owned by Mr. Cowan and his family trusts (of whose shares Mr. Cowan disclaims beneficial ownership) and approximately 2.0% of the total shares outstanding. In addition, H.I.G. has executed a limited guaranty in favor of Lionbridge to guarantee, subject to the limitations described therein, the payment of the Buyer Termination Fee and certain other expense obligations and money damages under the Merger Agreement (the “Guarantee”).

Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) (together with any other arrangers, bookrunners, agents, lenders and financing sources from time to time party to the Debt Commitment Letter described below, the “Lenders”) has committed to provide debt financing (the “Debt Financing”) for the Merger consisting of up to $240.0 million senior secured first lien credit facilities and an $85.0 million senior secured second lien term loan facility, in each case, on the terms and subject to the conditions set forth in that certain debt commitment letter, dated as of December 12, 2016 and delivered to Lionbridge substantially concurrently with the execution of the Merger Agreement (the “Debt Commitment Letter”). The obligations of the Lenders to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of representations and warranties, consummation of the transactions contemplated in the Merger Agreement, contribution of the equity contemplated by the Equity Commitment Letter, completion of the designated 15-business day marketing period and other customary closing conditions for financings of this type.
The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, which is attached to this Report as Exhibit 2.1 and which is incorporated herein by reference.
The Merger Agreement is attached to provide investors with information regarding its terms and is not intended to provide any other factual information about Lionbridge, Parent or Merger Sub.  The assertions embodied in the representations and warranties the parties made in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement.  Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules.  In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger

Agreement, which subsequent information may or may not be fully reflected in Lionbridge’s or the Acquiring Parties’ public disclosures.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 11, 2016, the Board determined that it was in the best interests of Lionbridge and its stockholders to adopt and did adopt a by-law (the “By-law Amendment”), effective immediately, entitled “Exclusive Jurisdiction of Delaware Courts.” Pursuant to Section 115 of the Delaware General Corporation Law, the By-law Amendment designates the state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) as the sole and exclusive forum, unless Lionbridge consents in writing to the selection of an alternative forum, for (i) any derivative action or proceeding brought on behalf of Lionbridge, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Lionbridge to Lionbridge or Lionbridge’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or Lionbridge’s amended and restated Certificate of Incorporation or By-laws (as either may be amended from time to time) or (iv) any action asserting a claim against Lionbridge governed by the internal affairs doctrine. A copy of the Bylaw Amendment is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 12, 2016, Lionbridge and H.I.G. Capital issued a joint press release announcing the entry into the Merger Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1.

Additional Information About the Proposed Transaction and Where to Find It

Lionbridge plans to file with the U.S. Securities and Exchange Commission and furnish its stockholders with a proxy statement in connection with the proposed transaction with H.I.G. Investors and security holders of Lionbridge are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about Lionbridge, H.I.G and its affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by Lionbridge with the Commission, may be obtained free of charge at the Commission’s website at www.sec.gov.

In addition, investors may obtain a free copy of Lionbridge’s filings from Lionbridge’s website at http://investors.lionbridge.com or by directing a request to: Lionbridge Technologies, Inc. 1050 Winter Street, Suite 2300, Waltham, Massachusetts, attn: investor.relations@lionbridge.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

Lionbridge and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Lionbridge in connection with the proposed transaction. Information about those directors and executive officers of Lionbridge, including their ownership of Lionbridge securities, is set forth in the proxy statement for Lionbridge’s 2015 Annual Meeting of Stockholders, which was filed with the Commission on March 21, 2016, as supplemented by other Lionbridge filings with the Commission. Investors and security holders may obtain additional information regarding the direct and indirect interests of Lionbridge and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Cautionary Statement Regarding Forward-Looking Statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction with H.I.G., the timing of the closing of the transaction, the expected impact of the transaction on Lionbridge’s business, plans and expectations for the go-shop and Lionbridge’s plans with regard to the proxy statement.  Lionbridge intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Lionbridge, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions; uncertainties as to the timing of the acquisition; uncertainties as to whether H.I.G. will be able to consummate the acquisition; uncertainties as to whether Lionbridge’s stockholders will provide the requisite approval for the acquisition; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the acquisition will not be satisfied, including without limitation, the parties will be unable to obtain antitrust clearance on a timely basis or at all; the possibility that Lionbridge’s stockholders will file lawsuits challenging the acquisition; the diversion of Lionbridge’s management time and attention to issues relating to the acquisition; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or business partners) occurring prior to completion of the acquisition or if the acquisition is not completed; the difficulty retaining certain key employees of Lionbridge as a result of the announcement of the acquisition; the possibility that costs, fees, expenses or charges Lionbridge incurs in connection with the acquisition are greater than expected; the possibility that the merger agreement may be terminated in circumstances that require Lionbridge to reimburse certain expenses to or pay a termination fee to H.I.G. or its affiliates related to the acquisition; and changes in the economic and financial conditions of the businesses of Lionbridge and H.I.G.; and those risks and uncertainties discussed in Lionbridge’s Annual Report on Form 10-K for the year ended December 31, 2015 and under the heading “Risk Factors,” as updated from time to time by Lionbridge’s Quarterly Reports on Form 10-Q and other documents subsequently filed with the Commission.  Except as may be expressly required by law, Lionbridge undertakes no obligation to update any forward-looking statements, which speak only as of the date of this report.  All forward-looking statements in this report are qualified in their entirety by this cautionary statement.

Contact:
Sara Buda
Lionbridge Technologies Inc.
sara.buda@lionbridge.com
P 978.964.1404

Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated December 12, 2016, by and among Lionbridge Technologies, Inc., LBT Acquisition, Inc. and LBT Merger Sub, Inc.*

3.1	Amendment to Amended and Restated By-laws dated December 12, 2016

99.1	Joint Press Release, dated December 12, 2016**

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lionbridge hereby undertakes to furnish copies of any of the omitted schedules upon request by the Commission.

** Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lionbridge Technologies, Inc.

Dated: December 12, 2016	By:	/S/ Rory J. Cowan
Name: Rory J. Cowan
Title: Chief Executive Officer

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated December 12, 2016, by and among Lionbridge Technologies, Inc., LBT Acquisition, Inc. and LBT Merger Sub, Inc.*

3.1	Amendment to Amended and Restated By-laws dated December 12, 2016

99.1	Joint Press Release, dated December 12, 2016**

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lionbridge hereby undertakes to furnish copies of any of the omitted schedules upon request by the Commission.

** Furnished herewith.